   As filed with the Securities and Exchange Commission on December 31, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AZURRX BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	46-4993860
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

760 Parkside Avenue
Downstate Biotechnology Incubator, Suite 304
Brooklyn, New York 11226
(646) 699-7855
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

James Sapirstein, President and Chief Executive Officer
AzurRx BioPharma, Inc.
760 Parkside Avenue
Downstate Biotechnology Incubator, Suite 304
Brooklyn, New York 11226
(646) 699-7855
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to

Daniel W. Rumsey, Esq.
Jessica R. Sudweeks, Esq.
Disclosure Law Group, a Professional Corporation
655 West Broadway, Suite 870
San Diego, CA 92101
Telephone: (619) 272-7050
Facsimile: (619) 330-2101

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.0001 per share	8,880,760	$1.07	$9,502,414	$1,233.41

(1)
Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, calculated on the basis of the average of the high and low prices per share of the registrant’s common stock as reported by The Nasdaq Capital Market on December 27, 2019.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED DECEMBER 31, 2019

8,880,760 Shares of Common Stock

This prospectus relates to the offer and sale of up to 8,880,760 shares of our common stock by Lincoln Park Capital Fund, LLC, or Lincoln Park or the selling stockholder.

The shares of common stock being offered by the selling stockholder have been or may be issued pursuant to a purchase agreement dated November 13, 2019 that we entered into with Lincoln Park. See The Lincoln Park Transaction on page 13 of this prospectus for a description of that agreement and Selling Stockholder on page 12 of this prospectus for additional information regarding Lincoln Park. The prices at which Lincoln Park may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.

The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See Plan of Distribution on page 17 of this prospectus for more information about how the selling stockholder may sell the shares of common stock being registered pursuant to this prospectus. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See Plan of Distribution on page 17 of this prospectus.

Our common stock is currently listed on The Nasdaq Capital Market under the symbol “AZRX”. On December 27, 2019, the last reported sale price of our common stock on The Nasdaq Capital Market was $1.11.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and we have elected to comply with certain reduced public company reporting requirements.

Investing in our securities involves risks. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of the risks that you should consider in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2019.

-i-

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section in this prospectus and under similar captions in the documents incorporated by reference into this prospectus. In this prospectus, unless otherwise stated or the context otherwise requires, references to “AzurRx”, “Company”, “we”, “us”, “our” or similar references mean AzurRx BioPharma, Inc. and its subsidiaries on a consolidated basis. References to “AzurRx BioPharma” refer to AzurRx BioPharma, Inc. on an unconsolidated basis. References to “AzurRx SAS” refer to AzurRx SAS, AzurRx BioPharma’s wholly-owned subsidiary through which we conduct our European operations.

Overview

We are engaged in the research and development of non-systemic biologics for the treatment of patients with gastrointestinal disorders. Non-systemic biologics are non-absorbable drugs that act locally, i.e. the intestinal lumen, skin or mucosa, without reaching an individual’s systemic circulation.

Our current product pipeline consists of two therapeutic programs under development, each of which are described below.

MS1819-SD

MS1819-SD is a yeast derived recombinant lipase for exocrine pancreatic insufficiency (“EPI”) associated with chronic pancreatitis (“CP”) and cystic fibrosis (“CF”). A lipase is an enzyme that breaks up fat molecules. MS1819-SD is considered recombinant because it was created from new combinations of genetic material in yeast called Yarrowia lipolytica. In June 2018, the Company completed an open-label, dose escalation Phase 2a trial of MS1819-SD in France, Australia, and New Zealand to investigate both the safety of escalating doses of MS1819-SD, and the efficacy of MS1819-SD through the analysis of each patient’s coefficient of fat absorption (“CFA”) and its change from baseline. A total of 11 CP patients with EPI were enrolled in the study and final data showed a strong safety and efficacy profile. Although the study was not powered for efficacy, in a pre-planned analysis, the highest dose cohort of MS1819-SD showed statistically significant and clinically meaningful increases in CFA compared to baseline with a mean increase of 21.8% and a p value of p=0.002 on a per protocol basis. Additionally, maximal absolute CFA response to treatment was up to 57%, with an inverse relationship to baseline CFA.

In October 2018, the U.S. Food and Drug Administration (“FDA”) cleared the Company’s Investigational New Drug (“IND”) application for MS1819-SD in patients with EPI due to CF. In connection with the FDA’s clearance of the IND, the Company initiated a multi-center Phase 2 OPTION study in the fourth quarter of 2018 in the United States and Europe (the “OPTION Study”). The Company targeted enrollment of 30 to 35 patients for the OPTION Study and dosed the first patients in February 2019. In June 2019, the Company reached its enrollment target for the study.

On September 25, 2019, the Company announced positive results from the OPTION Study. Results showed that the primary efficacy endpoint of CFA was comparable to the CFA in a prior phase two study in patients with CP, while using the same dosage of MS1819-SD. The dosage used in both studies was 2.2 grams per day, which was determined in agreement with the FDA as a bridging dose. Although the study was not powered for statistical significance, the data demonstrated meaningful efficacy results, with approximately 50% of the patients showing CFAs high enough to reach non-inferiority with standard porcine enzyme replacement therapy (“PERT”). Additionally, coefficient of nitrogen absorption (“CNA”) was comparable between the MS1819-SD and PERT arms, 93% vs. 97%, respectively, in the Option Study. This important finding confirms that protease supplementation is not likely to be required with MS1819-SD treatment. A total of 32 patients, ages 18 or older, completed the OPTION Study. The Company recently met with the FDA to discuss a Phase 2b or Phase 3 trial design exploring the use of higher doses and/or enteric-coated capsules to ensure higher levels of MS1819-SD in the duodenum. The new protocol is currently under review with the FDA and a response is anticipated within the next 60 days.

 In addition to the OPTION Study, in July 2019 the Company launched a Phase 2 multi-center clinical trial (the “Combination Trial”) in Hungary to investigate MS1819-SD in combination with PERT, for CF patients who suffer from severe EPI, but continue to experience clinical symptoms of fat malabsorption despite taking the maximum daily dose of PERTs. The Combination 2 study is designed to investigate the safety, tolerability and efficacy of escalating doses of MS1819-SD, in conjunction with a stable dose of PERTs, in order to increase CFA and relieve abdominal symptoms.

On October 15, 2019, the Company announced that it dosed the first patients in its Combination Trial. This study is designed to investigate the safety, tolerability and efficacy of escalating doses of MS1819-SD (700 mg, 1120 mg and 2240 mg per day, respectively), in conjunction with a stable dose of porcine PERTs, in order to increase the CFA and relieve abdominal symptoms. A combination therapy of PERT and MS1819-SD has the potential to: (i) correct macronutrient and micronutrient maldigestion; (ii) eliminate abdominal symptoms attributable to maldigestion; and (iii) sustain optimal nutritional status on a normal diet in CF patients with severe EPI. Planned enrollment is expected to include approximately 24 CF patients with severe EPI, with study completion anticipated in 2020.

On October 17, 2019, the Company announced that the Cystic Fibrosis Foundation Data Safety Monitoring Board has completed its review of the Company’s final results of the OPTION Study and has found no safety concerns for MS1819-SD, and that the group supports the Company’s plan to proceed to a higher four-gram dose of MS1819-SD in its next planned Phase 2 clinical trial.

b-Lactamase Program

 Our b-lactamase program focuses on products with an enzymatic combination of bacterial origin for the prevention of hospital-acquired infections and antibiotic-associated diarrhea (“AAD”) by resistant bacterial strains induced by parenteral administration of several antibiotic classes. Currently, we have two compounds in pre-clinical development in this program, AZX1101 and AZX1103. Both AZX1101 and AZX1103 are composed of several distinct enzymes that break up individual classes of antibiotic molecules. AZX1103 is a b-lactamase enzyme combination that has shown positive pre-clinical activity, with degradation of amoxicillin in the presence of clavulanic acid in the upper gastrointestinal tract in the Gottingen minipig model. Currently, we are focused on advancing pre-clinical development of AZX1103. We are also currently assessing our plans for the continuation of the development of AZX1101.

We do not expect to generate revenue from drug candidates that we develop until we obtain approval for one or more of such drug candidates and commercialize our product or enter into a collaborative agreement with a third party. We do not have any products approved for sale at the present and have never generated revenue from product sale.
Recent Developments

Asset Purchase Agreement with Mayoly

On March 27, 2019, the Company entered into an Asset Purchase Agreement with Mayoly (the “Mayoly APA”), pursuant to which the Company purchased all rights, title and interest in and to MS1819-SD. Upon execution of the Mayoly APA, the Joint Development and License Agreement (the “JDLA”) previously executed by AzurRx SAS and Mayoly was terminated. In addition, the Company granted to Mayoly an exclusive, royalty-bearing right to revenue received from commercialization of MS1819-SD within certain territories.

In accordance with the Mayoly APA, the Company provided to Mayoly the following consideration for the purchase of MS1819-SD:

(i)
the Company assumed certain of Mayoly’s liabilities with respect to MS1819-SD;

(ii)
the Company forgave all amounts currently owed to AzurRx SAS by Mayoly under the JDLA;

(iii)
the Company agreed to pay, within 30 days after the execution of the Mayoly APA, all amounts incurred by Mayoly for the maintenance of patents related to MS1819-SD from January 1, 2019 through the date of the Mayoly APA;

(iv)
the Company made an initial payment to Mayoly of €800,000, which amount was paid by the issuance of 400,481 shares of the Company’s common stock at a price of $2.29 per share (the “Closing Payment Shares”) and the Company recognized $917,101 as part of stockholders’ equity; and

(v)
the Company agreed to pay to Mayoly an additional €1,500,000, payable in a mix of cash and shares of the Company’s common stock as follows (the “Milestone Payments”): (y) on December 31, 2019, a cash payment of €400,000 and 200,240 shares of common stock (the “2019 Escrow Shares”) and (z) on December 31, 2020, a cash payment of €350,000 and 175,210 shares of common stock (the “2020 Escrow Shares” and, together with the 2019 Escrow Shares, the “Escrow Shares”) and the Company recognized $823,858 as part of stockholders’ equity. The Company paid €400,000 to Mayoly on December 26, 2019, as required by the Mayoly APA.

The Closing Payment Shares and the Escrow Shares were all issued upon execution of the Mayoly APA; provided, however, per the terms of the Mayoly APA, the Escrow Shares will be held in escrow until the applicable Milestone Payment date, at which time the respective Escrow Shares will be released to Mayoly.

April 2019 Registered Direct Public Offering

In April 2019, the Company completed a public offering of 1,294,930 shares of its common stock at a public offering price of $2.13 per share, resulting in net proceeds of approximately $2,500,000, after deducting the selling agent fee paid to Alexander Capital, L.P. and other offering expenses payable by the Company (the “April 2019 Public Offering”). The April 2019 Public Offering was completed pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-226065) and the prospectus supplement filed on April 2, 2019.

In connection with the April 2019 Public Offering, the Company entered into a Selling Agent Agreement with Alexander Capital, L.P., pursuant to which we paid to Alexander Capital, L.P. (i) a cash fee equal to 7% of the aggregate gross proceeds of the April 2019 Public Offering, and (ii) issued to Alexander Capital, L.P. warrants to purchase 38,848 shares of the Company’s common stock (the “April 2019 Selling Agent Warrants”), an amount equal to 3% of the aggregate number of shares of common stock sold in the April 2019 Public Offering. The April 2019 Selling Agent Warrants will become exercisable one year from the date of issuance, expire on April 2, 2024 and have an exercise price of $2.55 per share. Also see Note 12. The Company also reimbursed Alexander Capital, L.P. for its expenses on a non-accountable basis in an amount equal to 1% of the gross proceeds of the April 2019 Public Offering and $50,000 for other accountable expenses.

May 2019 Registered Direct Public Offering

On May 9, 2019, the Company completed a second public offering with Alexander Capital of 1,227,167 shares of the Company’s common stock at a public offering price of $2.35 per share, resulting in net proceeds of approximately $2,550,000, after deducting the selling agent fee paid to Alexander Capital and other offering expenses payable by the Company (the “May 2019 Public Offering”). The May 2019 Public Offering was completed pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-226065) and the prospectus supplement filed on May 9, 2019.

In connection with the May 2019 Public Offering, the Company entered into a Selling Agent Agreement with Alexander Capital, pursuant to which the Company (i) paid Alexander Capital a cash fee equal to 7.0% of the aggregate gross proceeds of the May 2019 Public Offering, and (ii) issued Alexander Capital warrants to purchase up to 36,815 shares of common stock, an amount equal to 3.0% of the aggregate number of shares of common stock sold in the Offering. The May 2019 Selling Agent Warrants will become exercisable one year from the date of issuance, expire on May 9, 2024 and have an exercise price of $2.82 per share. Also see Note 12. The Company also agreed to reimburse Alexander Capital for its expenses in connection with the Offering on a non-accountable basis in an amount equal to 1.0% of the gross proceeds of the Offering and up to $50,000 for other accountable expenses.

July 2019 Underwritten Public Offering

On July 17, 2019, we entered into an underwriting agreement (the “Underwriting Agreement”) with H.C. Wainwright & Co., LLC. (“Wainwright”) as representatives of the several underwriters named therein (the “Underwriters”), relating to the issuance and sale of 5 million shares of our common stock. Each share of common stock was sold at a public offering price of $1.00 per share, resulting in gross proceeds to us of $5,000,000, or net proceeds of approximately $4,500,000, after deducting the underwriting discount, estimated legal fees and other offering expenses payable by the Company (the “July 2019 Public Offering”). In addition, pursuant to the terms of the Underwriting Agreement, the Company granted to the Underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock at the same public offering price per share.

The July 2019 Public Offering was conducted pursuant to our effective shelf registration statement on Form S-3 (File No. 333-231954), filed with the Securities and Exchange Commission (the “SEC”) on June 5, 2019, and declared effective on June 25, 2019, including the base prospectus dated June 4, 2019 included therein and the related prospectus supplement filed on July 19, 2019.

In addition to the underwriting discount received by the Underwriters, we also issued unregistered common stock purchase warrants to Wainwright to purchase up to 200,000 shares of common stock (the “Wainwright Warrants”). The Wainwright Warrants are exercisable immediately upon issuance, expire on July 17, 2024 and have an exercise price of $1.25 per share.

Cyber-Related Fraud

On August 8, 2019, management was advised that it was a victim of a cyber-related fraud whereby ahacker impersonated one of the Company’s key vendors to redirect payments, totaling $418,765. The Company, including the Audit Committee, completed its investigation and is reviewing all available avenues of recovery, including from the Company’s financial institution to recover the payments. As of September 30, 2019, the Company had recovered $50,858 from its financial institution but management is unable to determine the probability of recovering anything further from the cyber-related fraud. Therefore, as of September 30, 2019, the Company recorded a loss of $367,908 which is included in General and Administrative (“G&A”) expenses. As a result of the cyber-related fraud, the Company has instituted additional controls and procedures and all employees have now undergone cybersecurity training.

Amendment to Charter and Approved Reverse Stock Split

On December 19, 2019, at the Company’s Annual Meeting of Stockholders (“Annual Meeting”), the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) to increase the number of authorized shares of common stock by 50,000,000 shares to 150,000,000 shares, and to authorize the Company’s Board of Directors to effect a reverse stock split of both the issued and outstanding and authorized shares of common stock of the Company, at a specific ratio, ranging from one-for-two (1:2) to one-for-five (1:5), any time prior to the one-year anniversary date of the Annual Meeting, with the exact ratio to be determined by the Board of Directors.

The Company filed a Certificate of Amendment to its Charter with the Secretary of State of the State of Delaware on December 20, 2019, to increase the number of authorized shares of common stock to 150,000,000 shares.

December 2019 Convertible Note Offering

On December 20, 2019, the Company began an offering of (i) Senior Convertible Promissory Notes (each a “Note,” and together, the “Notes”) in the principal amount of up to $8.0 million to certain accredited investors (the “Investors”), and (ii) warrants (“Warrants”) to purchase shares of the Company’s common stock, each pursuant to Note Purchase Agreements entered into by and between the Company and each of the Investors (the “NPAs”) (the “Note Offering”).

On December 20, 2019, December 24, 2019 and December 30, 2019, the Company issued Notes to the Investors in the aggregate principal amount of $3,318,100. Each Note has a maturity date that is nine months from the date of issuance, accrues interest at a rate of 9% per annum, and is convertible, at the option of the holder, into shares of the Company’s Common Stock at a price of $0.97 per share (the “Conversion Shares”). As additional consideration for the execution of the NPA, each Investor also received Warrants to purchase that number of shares of the Company’s Common Stock equal to one-half of the Conversion Shares issuable upon conversion of the Notes (the “Warrant Shares”). The Warrants have an exercise price of $1.07 per share and expire five years from the date of issuance. The Company and each Investor executed a Registration Rights Agreement (the “RRA”), pursuant to which the Company agreed to file a registration statement with the Securities and Exchange Commission (“SEC”) no later than 30 days after the beginning of the Note Offering, on behalf of Investors, to register the Conversion Shares and Warrant Shares.

In connection with the Note Offering, ADEC Private Equity Investments, LLC (“ADEC”), the holder of certain Senior Convertible Notes issued under that certain Note Purchase Agreement, dated as of February 14, 2019, in the aggregate original principal amount of $2.0 million, consented to the issuance of the Notes in the Note Offering in consideration for the repayment, in full, of $554,153.42 remaining due under the terms of the Senior Convertible Notes on or before January 2, 2020, net of the payment to ADEC of $550,000 made by the Company on December 23, 2019 from proceeds from the issuance of the Notes and a payment of $1.0 million on December 31, 2019, from the anticipated issuance of additional Notes.

Equity Offering

On November 13, 2019 (the “Execution Date”), we entered into a purchase agreement, dated as of the Execution Date (the “Purchase Agreement”), and a registration rights agreement, dated as of the Execution Date (the “Registration Rights Agreement”), with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which Lincoln Park has committed to purchase up to $15,000,000 of the Company’s common stock. Pursuant to the Registration Rights Agreement, the Company is required to register the maximum number of shares of common stock that have been or may be issued to Lincoln Park under the Purchase Agreement and as shall be permitted to be registered in accordance with applicable rules, regulations and interpretations of the SEC. We have filed the registration statement with the SEC that includes this prospectus to register for resale under the Securities Act of 1933, as amended, (the “Securities Act”), up to 8,880,760 shares of common stock, representing 33.33% of the issued and outstanding shares of common stock on November 13, 2019.

Under the terms and subject to the conditions of the Purchase Agreement, the Company has the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to $15,000,000 of shares of common stock. Such sales of common stock by the Company, if any, will be subject to certain limitations, and may occur from time to time, at the Company’s sole discretion, over the 30-month period commencing on the date that a registration statement covering the resale of shares of common stock that have been and may be issued under the Purchase Agreement, which the Company agreed to file with the SEC pursuant to the Registration Rights Agreement, is declared effective by the SEC, a final prospectus in connection therewith is filed and the other conditions set forth in the Purchase Agreement are satisfied, all of which are outside the control of Lincoln Park (such date on which all of such conditions are satisfied, the “Commencement Date”). The Company has 60 business days to file the registration statement. In consideration for entering into the Purchase Agreement, we previously issued to Lincoln Park 487,168 shares of common stock as a commitment fee on November 13, 2019.

Thereafter, under the Purchase Agreement, on any business day over the term of the Purchase Agreement, the Company has the right, in its sole discretion, to present Lincoln Park with a purchase notice (each, a “Purchase Notice”) directing Lincoln Park to purchase up to 150,000 shares per business day (the “Regular Purchase”) (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement). In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $1,000,000. The Purchase Agreement provides for a purchase price per Purchase Share (the “Purchase Price”) equal to the lesser of the lowest sale price of the Company’s common stock on the purchase date; and the average of the three lowest closing sale prices for the Company’s common stock during the ten consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition, on any date on which the Company submits a Purchase Notice to Lincoln Park, the Company also has the right, in its sole discretion, to present Lincoln with an accelerated purchase notice (each, an “Accelerated Purchase Notice”) directing Lincoln Park to purchase an amount of stock (the “Accelerated Purchase”) equal to up to the lesser of (i) three times the number of shares purchased pursuant to such Regular Purchase; and (ii) 30% of the aggregate shares of the Company’s common stock traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase date, the portion of the normal trading hours on the applicable Accelerated Purchase date prior to such time that any one of such thresholds is crossed (such period of time on the applicable Accelerated Purchase Date, the “Accelerated Purchase Measurement Period”), provided that Lincoln Park will not be required to buy shares pursuant to an Accelerated Purchase Notice that was received by Lincoln Park on any business day on which the last closing trade price of the Company’s common stock on The Nasdaq Capital Market (or alternative national exchange in accordance with the Purchase Agreement) is below $0.25 per share. The purchase price per share for each such Accelerated Purchase will be equal to the lesser of 97% of the volume weighted average price of the Company’s common stock during the applicable Accelerated Purchase Measurement Period on the applicable Accelerated Purchase date; and the closing sale price of the Company’s common stock on the applicable Accelerated Purchase Date.

The Company may also direct Lincoln Park on any business day on which an Accelerated Purchase has been completed and all of the shares to be purchased thereunder have been properly delivered to Lincoln Park in accordance with the Purchase Agreement, to purchase an amount of stock (the “Additional Accelerated Purchase”) equal to up to the lesser of (i) three times the number of shares purchased pursuant to such Regular Purchase; and (ii) 30% of the aggregate number of shares of the Company’s common stock traded during a certain portion of the normal trading hours on the applicable Additional Accelerated Purchase date as determined in accordance with the Purchase Agreement (such period of time on the applicable Additional Accelerated Purchase date, the “Additional Accelerated Purchase Measurement Period”), provided that the closing price of the Company’s common stock on the business day immediately preceding such business day is not below $0.25 (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement). Additional Accelerated Purchases will be equal to the lower of 97% of the volume weighted average price of the Company’s common stock during the applicable Additional Accelerated Purchase Measurement Period on the applicable Additional Accelerated Purchase date; and the closing sale price of the Company’s common stock on the applicable Additional Accelerated Purchase date.

As of November 13, 2019, there were 26,155,111 shares of our common stock issued and outstanding immediately prior to the execution of the Purchase Agreement, of which 23,504,132 shares were held by non-affiliates. Although the Purchase Agreement provides that we may sell up to $15,000,000 of our common stock to Lincoln Park, only 8,880,760 shares of our common stock are being offered under this prospectus, which represents shares which may be issued to Lincoln Park in the future under the Purchase Agreement, if and when we sell shares to Lincoln Park under the Purchase Agreement. Depending on the market prices of our common stock at the time we elect to issue and sell shares to Lincoln Park under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $15,000,000 total commitment available to us under the Purchase Agreement. If all of the 8,880,760 shares offered by Lincoln Park under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 25% of the total number of shares of our common stock issued and outstanding and approximately 27.4% of the total number of issued and outstanding shares held by non-affiliates, in each case as of the date hereof. If we elect to issue and sell more than the 8,880,760 shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

Under applicable rules of The Nasdaq Capital Market, in no event may we issue or sell to Lincoln Park under the Purchase Agreement more than 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement (which is 5,231,022 shares based on 26,155,111 shares issued and outstanding immediately prior to the execution of the Purchase Agreement), which limitation we refer to as the Exchange Cap, unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap or (ii) the average of the closing prices of our common stock on The Nasdaq Capital Market for the five business days immediately preceding November 13, 2019 plus an incremental amount, such that issuances and sales of our common stock to Lincoln Park under the Purchase Agreement would be exempt from the Exchange Cap limitation under applicable Nasdaq rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder (the “Beneficial Ownership Cap”).

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

The Offering

Shares of common stock offered by the selling stockholders
8,880,760 shares consisting of:

●
487,168 commitment shares issued to Lincoln Park upon execution of the Purchase Agreement; and

●
8,393,592 shares we may sell to Lincoln Park under the Purchase Agreement from time to time after the date of this prospectus.

Shares of common stock outstanding before this offering	26,642,279 shares of common stock

Shares of common stock to be outstanding after giving effect to the issuance of 8,880,760 shares under the Purchase Agreement registered hereunder	35,035,871 shares of common stock

Use of proceeds
We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $15,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus.

Any proceeds that we receive from sales to Lincoln Park under the Purchase Agreement will be used for working capital and general corporate purposes including, without limitation, development of our product candidates, and general and administrative expenses. See “Use of Proceeds” on page 11 of this prospectus.

Terms of this offering
The selling stockholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of common stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Nasdaq symbol	Our common stock is listed on The Nasdaq Capital Market under the symbol “AZRX”.

Risk Factors
Investing in our securities involves significant risks. Before making a decision whether to invest in our securities, please read the information contained in or incorporated by reference under the heading “Risk Factors” in this prospectus, the documents we have incorporated by reference herein, and under similar headings in other documents filed after the date hereof and incorporated by reference into this prospectus. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information”.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to purchase our securities, including the shares of common stock and warrants offered by this prospectus, you should carefully consider the risks and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, any subsequent Quarterly Report on Form 10-Q and our other filings with the SEC, all of which are incorporated by reference herein. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected and we may not be able to achieve our goals, the value of our securities could decline and you could lose some or all of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. If any of these risks occur, our business, results of operations or financial condition and prospects could be harmed. In that event, the market price of our common stock and the value of the warrants could decline, and you could lose all or part of your investment.

Risks Related to this Offering

The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On November 13, 2019, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $15,000,000 of our common stock. Upon the execution of the Purchase Agreement, we issued 487,168 Commitment Shares to Lincoln Park as a fee for its commitment to purchase shares of our common stock under the Purchase Agreement. The remaining shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over a 30-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

We generally have the right to control the timing and amount of any future sales of our shares to Lincoln Park. Additional sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may require additional financing to sustain our operations and without it we may not be able to continue operations.

We may direct Lincoln Park to purchase up to $15,000,000 worth of shares of our common stock under our agreement over a 30-month period generally in amounts up to 150,000 shares of our common stock, which share amount may be increased to include additional shares of our common stock depending on the market price of our common stock at the time of sale, and subject to a maximum limit of $1,000,000 per purchase, on any such business day. Assuming a purchase price of $1.07 per share (the average of the high and low prices per share on December 27, 2019) and the purchase by Lincoln Park of the balance of the 8,393,592 purchase shares, proceeds to us would only be approximately $9.0 million.

The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $15,000,000 under the Purchase Agreement to Lincoln Park, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

INCORPORATION BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

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our Annual Report on Form 10-K for the year ended December 31, 2018, filed on April 1, 2019;

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Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2018, filed on April 30, 2019;

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our Quarterly Report on Form 10-Q for the period ended March 31, 2019, filed on May 15, 2019;

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our Quarterly Report on Form 10-Q for the period ended June 30, 2019, filed on August 13, 2019;

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our Quarterly Report on Form 10-Q for the period ended September 30, 2019, filed on November 14, 2019;

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our Current Reports on Form 8-K, filed on February 20, 2019;

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our Current Report on Form 8-K, filed on March 28, 2019;

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our Current Report on Form 8-K, filed on April 3, 2019;

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our Current Report on Form 8-K, filed on April 11, 2019;

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our Current Report on Form 8-K, filed on April 24, 2019;

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our Current Report on Form 8-K, filed on May 14, 2019;

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our Current Report on Form 8-K, filed on May 20, 2019;

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our Current Report on Form 8-K, filed on May 23, 2019;

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our Current Report on Form 8-K, filed on June 7, 2019;

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our Current Report on Form 8-K, filed on July 9, 2019;

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our Current Report on Form 8-K, filed on July 10, 2019;

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our Current Report on Form 8-K, filed on July 22, 2019;

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our Current Report on Form 8-K, filed on September 25, 2019 (with respect to Item 8.01 and Exhibit 99.1 only);

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our Current Report on Form 8-K, filed on October 11, 2019;

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our Current Report on Form 8-K, filed on October 15, 2019;

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our Current Report on Form 8-K, filed on October 17, 2019;

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our Current Report on Form 8-K, filed on November 1, 2019;

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our Current Report on Form 8-K, filed on November 14, 2019;

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our Current Report on Form 8-K, filed on December 30, 2019; and

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the description of our common stock which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed on August 8, 2016, including any amendment or reports filed for the purposes of updating this description.

We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated by reference and are an important part of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and any documents we incorporate by reference, contain certain forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus and any documents we incorporate by reference, other than statements of historical facts, are forward-looking statements including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “target”, “potential”, “will”, “would”, “could”, “should”, “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

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the availability of capital to satisfy our working capital requirements;

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the accuracy of our estimates regarding financial data as of September 30, 2019, as well as other estimates regarding expenses, future revenues and capital requirements;

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our ability to continue operating as a going concern;

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our plans to develop and commercialize our principal product candidates, consisting of MS1819-SD and AZX1103;

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our ability to initiate and complete our clinical trials and to advance our principal product candidate into additional clinical trials, including pivotal clinical trials, and successfully complete such clinical trials;

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regulatory developments in the U.S. and foreign countries;

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the performance of our third-party contract manufacturer(s), contract research organization(s) and other third-party non-clinical and clinical development collaborators and regulatory service providers;

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our ability to obtain and maintain intellectual property protection for our core assets;

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the size of the potential markets for our product candidates and our ability to serve those markets;

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the rate and degree of market acceptance of our product candidates for any indication once approved;

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the success of competing products and product candidates in development by others that are or become available for the indications that we are pursuing;

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the loss of key scientific, clinical and nonclinical development, and/or management personnel, internally or from one of our third-party collaborators; and

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other risks and uncertainties, including those listed in the “Risk Factors” section of this prospectus and the documents incorporated by reference herein.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus supplement, as well as certain information incorporated by reference into this prospectus supplement and the accompanying prospectus, that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus supplement and the accompanying prospectus with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $15,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus. However, we may not be registering for sale or offering for resale under the registration statement of which this prospectus is a part all of the shares issuable pursuant to the Purchase Agreement. As we are unable to predict the timing or amount of potential issuances of all of the shares offered hereby (other than the commitment shares), we have not allocated any proceeds of such issuances to any particular purpose. Accordingly, all such proceeds are expected to be used primarily for research and development expenses associated with continuing clinical development and testing of MS1819-SD and advancing our preclinical programs for AZX1103, and for other working capital and capital expenditures.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our common stock for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and any contractual restrictions.

SELLING STOCKHOLDER

This prospectus relates to the resale by the selling stockholder, Lincoln Park, of shares of common stock that have been or may be issued to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on November 13, 2019 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of our common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we have issued or may sell to Lincoln Park under the Purchase Agreement. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of December 27, 2019. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Selling Stockholder	Shares Beneficially Owned Before this Offering	Percentage of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering Assuming The Company issues the Maximum Number of Shares Under the Purchase Agreement	Percentage of Outstanding Shares Beneficially Owned After this Offering
Lincoln Park Capital Fund, LLC (1)	815,680(2)	3.06%(3)	8,880,760(4)	0.93%

(1)
Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

(2)
Represents (i) the 487,168 shares issued to Lincoln Park as Commitment Shares under the Purchase Agreement and being registered under the registration statement of which this prospectus is a part and (ii) an aggregate of 328,512 shares, underlying warrants that are beneficially owned by Lincoln Park subject to blocker provisions which restrict the exercise of such instrument if, as a result of such exercise, Lincoln Park, the holder, together with its affiliates and any other person whose beneficial ownership of Common Stock would be aggregated with Lincoln Park for purposes of Section 13(d) of the Exchange Act, would cause Lincoln Park to beneficially own in excess of 4.99% of our then issued and outstanding shares of Common Stock. The warrants held by Lincoln Park were previously acquired in one or more transactions not related to the transactions contemplated by the Purchase Agreement, and are not being registered under the registration statement of which this prospectus is a part. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares of common stock that Lincoln Park may be required to purchase pursuant to the Purchase Agreement because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares of our common stock to Lincoln Park are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Exchange Cap and the Beneficial Ownership Cap. See the description under the heading “The Lincoln Park Transaction” for more information about the Purchase Agreement.

(3)	Based on 26,642,279 outstanding shares of our common stock as of December 27, 2019.

(4)
Although the Purchase Agreement provides that we may sell up to $15,000,000 of our common stock to Lincoln Park in addition to the 487,168 shares that have already been issued to Lincoln Park, only 8,880,760 shares of our common stock are being offered under this prospectus that may be sold by us to Lincoln Park at our discretion from time to time over a 30-month period commencing after the date of the Commencement. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $15,000,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

LINCOLN PARK TRANSACTION

General

On November 13, 2019, we entered into a Purchase Agreement and Registration Rights Agreement with Lincoln Park. Pursuant to the terms of the Purchase Agreement, Lincoln Park has agreed to purchase from us up to $15,000,000 of our common stock from time to time during the term of the Purchase Agreement, subject to certain limitations.

We do not have the right to commence any sales to Lincoln Park under the Purchase Agreement until the Commencement has occurred. Thereafter, we may, from time to time and at our sole discretion, on any single business day, direct Lincoln Park to purchase shares of our common stock in amounts up to 150,000 shares, which amounts may be increased depending on the market price of our common stock at the time of sale and subject to a maximum commitment by Lincoln Park of $1,000,000 per single purchase (“Regular Purchases”). In addition, at our discretion, Lincoln Park has committed to purchase other amounts under an Accelerated Purchase (as defined below) and/or additional amounts under an Additional Accelerated Purchase (as defined below) under certain circumstances. The purchase price per share sold will be based on the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

Under applicable rules of The Nasdaq Capital Market, in no event may we issue or sell to Lincoln Park under the Purchase Agreement share of our common stock in excess of the Exchange Cap (which is 5,231,022 shares, or 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement), unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds the average of the closing prices of our common stock on The Nasdaq Capital Market for the five business days immediately preceding November 13, 2019 plus an incremental amount, such that issuances and sales of our common stock to Lincoln Park under the Purchase Agreement would be exempt from the Exchange Cap limitation under applicable Nasdaq rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable rules Nasdaq rules.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park exceeding the Beneficial Ownership Cap.

Pursuant to the Registration Rights Agreement, the Company is required to register the maximum number of shares of common stock that have been or may be issued to Lincoln Park under the Purchase Agreement and as shall be permitted to be registered in accordance with applicable rules, regulations and interpretations of the SEC. We have filed the registration statement with the SEC that includes this prospectus to register for resale under the Securities Act, up to 8,880,760 shares of common stock, representing 33.33% of the issued and outstanding shares of common stock on November 13, 2019.

Purchase of Shares Under the Purchase Agreement

Under the terms and subject to the conditions of the Purchase Agreement, the Company has the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to $15,000,000 of shares of common stock. Such sales of common stock by the Company, if any, will be subject to certain limitations, and may occur from time to time, at the Company’s sole discretion, over the 30-month period commencing on the date that a registration statement covering the resale of shares of common stock that have been and may be issued under the Purchase Agreement, which the Company agreed to file with the SEC pursuant to the Registration Rights Agreement, is declared effective by the SEC and a final prospectus in connection therewith is filed and the other conditions set forth in the Purchase Agreement are satisfied, all of which are outside the control of Lincoln Park (such date on which all of such conditions are satisfied, the “Commencement Date”). The Company has 60 business days to file the registration statement.

Thereafter, under the Purchase Agreement, on any business day over the term of the Purchase Agreement, the Company has the right, in its sole discretion, to present Lincoln Park with a purchase notice (each, a “Purchase Notice”) directing Lincoln Park to purchase up to 150,000 shares per business day (the “Regular Purchase”), (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement). In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $1,000,000. The Purchase Agreement provides for a purchase price per Purchase Share (the “Purchase Price”) equal to the lesser of:

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the lowest sale price of the Company’s common stock on the purchase date; and
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the average of the three lowest closing sale prices for the Company’s common stock during the ten consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition, on any date on which the Company submits a Purchase Notice to Lincoln Park, the Company also has the right, in its sole discretion, to present Lincoln with an accelerated purchase notice (each, an “Accelerated Purchase Notice”) directing Lincoln Park to purchase an amount of stock (the “Accelerated Purchase”) equal to up to the lesser of (i) three times the number of shares purchased pursuant to such Regular Purchase; and (ii) 30% of the aggregate shares of the Company’s common stock traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase date, the portion of the normal trading hours on the applicable Accelerated Purchase date prior to such time that any one of such thresholds is crossed (such period of time on the applicable Accelerated Purchase Date, the “Accelerated Purchase Measurement Period”), provided that Lincoln Park will not be required to buy shares pursuant to an Accelerated Purchase Notice that was received by Lincoln Park on any business day on which the last closing trade price of the Company’s common stock on The Nasdaq Capital Market (or alternative national exchange in accordance with the Purchase Agreement) is below $0.25 per share. The purchase price per share for each such Accelerated Purchase will be equal to the lesser of:

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97% of the volume weighted average price of the Company’s common stock during the applicable Accelerated Purchase Measurement Period on the applicable Accelerated Purchase date; and
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the closing sale price of the Company’s common stock on the applicable Accelerated Purchase Date.

The Company may also direct Lincoln Park on any business day on which an Accelerated Purchase has been completed and all of the shares to be purchased thereunder have been properly delivered to Lincoln Park in accordance with the Purchase Agreement, to purchase an amount of stock (the “Additional Accelerated Purchase”) equal to up to the lesser of (i) three times the number of shares purchased pursuant to such Regular Purchase; and (ii) 30% of the aggregate number of shares of the Company’s common stock traded during a certain portion of the normal trading hours on the applicable Additional Accelerated Purchase date as determined in accordance with the Purchase Agreement (such period of time on the applicable Additional Accelerated Purchase date, the “Additional Accelerated Purchase Measurement Period”), provided that the closing price of the Company’s common stock on the business day immediately preceding such business day is not below $0.25 (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement). Additional Accelerated Purchases will be equal to the lower of:

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97% of the volume weighted average price of the Company’s common stock during the applicable Additional Accelerated Purchase Measurement Period on the applicable Additional Accelerated Purchase date; and
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the closing sale price of the Company’s common stock on the applicable Additional Accelerated Purchase date.

In the case of the regular purchases, accelerated purchases and additional accelerated purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Events of Default

Events of default under the Purchase Agreement include the following:

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the effectiveness of a registration statement registering the resale of the Securities lapses for any reason (including, without limitation, the issuance of a stop order or similar order) or such registration statement (or the prospectus forming a part thereof) is unavailable to the Investor for resale of any or all of the Securities to be issued to the Investor under the Transaction Documents, and such lapse or unavailability continues for a period of ten (10) consecutive Business Days or for more than an aggregate of thirty (30) Business Days in any 365-day period, but excluding a lapse or unavailability where (i) the Company terminates a registration statement after the Investor has confirmed in writing that all of the Securities covered thereby have been resold or (ii) the Company supersedes one registration statement with another registration statement, including (without limitation) by terminating a prior registration statement when it is effectively replaced with a new registration statement covering Securities (provided in the case of this clause (ii) that all of the Securities covered by the superseded (or terminated) registration statement that have not theretofore been resold are included in the superseding (or new) registration statement);

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the suspension of the common stock from trading on the Principal Market for a period of one (1) Business Day, provided that the Company may not direct the Investor to purchase any shares of common stock during any such suspension;

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the delisting of the common stock from The Nasdaq Capital Market, provided, however, that the common stock is not immediately thereafter trading on the New York Stock Exchange, The Nasdaq Global Market, The Nasdaq Global Select Market, the NYSE American, the NYSE Arca, the OTC Bulletin Board, the OTCQX operated by the OTC Markets Group, Inc. or the OTCQB operated by the OTC Markets Group, Inc. (or nationally recognized successor to any of the foregoing);

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If at any time after the Commencement Date, the Exchange Cap is exceeded unless and until stockholder approval is obtained pursuant to the Purchase Agreement. The Exchange Cap shall be deemed to be exceeded at such time if, upon submission of a Regular Purchase Notice or Accelerated Purchase Notice under this Agreement, the issuance of such shares of common stock would exceed that number of shares of common stock which the Company may issue under this Agreement without breaching the Company’s obligations under the rules or regulations of the Principal Market;

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the failure for any reason by the Transfer Agent to issue Purchase Shares to the Investor within three (3) Business Days after the applicable Purchase Date, Accelerated Purchase Date or Additional Accelerated Purchase Date (as applicable) on which the Investor is entitled to receive such Purchase Shares;

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the Company breaches any representation, warranty, covenant or other term or condition under any Transaction Document if such breach has or could have a Material Adverse Effect and except, in the case of a breach of a covenant which is reasonably curable, only if such breach continues for a period of at least five (5) Business Days;

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if any Person commences a proceeding against the Company pursuant to or within the meaning of any Bankruptcy Law;

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if the Company is at any time insolvent, or, pursuant to or within the meaning of any Bankruptcy Law, (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, or (iv) makes a general assignment for the benefit of its creditors or is generally unable to pay its debts as the same become due;

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a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Company in an involuntary case, (ii) appoints a Custodian of the Company or for all or substantially all of its property, or (iii) orders the liquidation of the Company or any Subsidiary; or

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if at any time the Company is not eligible to transfer its common stock electronically as DWAC Shares.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, we may not direct Lincoln Park to purchase any shares of our common stock under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction” as defined in the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 8,880,760 shares registered in this offering which have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 30-months commencing on the date that the registration statement including this prospectus becomes effective. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park to purchase up to $15,000,000 of our common stock. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $15,000,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares of our common stock, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.

The Purchase Agreement prohibits us from issuing or selling to Lincoln Park under the Purchase Agreement (i) shares of our common stock in excess of the Exchange Cap, unless we obtain stockholder approval to issue shares in excess of the Exchange Cap or the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equal or exceed the average of the closing prices of our common stock on The Nasdaq Capital Market for the five business days immediately preceding November 13, 2019 plus an incremental amount, such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable Nasdaq rules, and (ii) any shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would exceed the Beneficial Ownership Cap.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park (2)	Proceeds from the Sale of Shares to Lincoln Park Under the $15M Purchase Agreement
$0.50	4,743,854	15.11%	$2,371,927
$1.00	8,393,592	24.0%	$8,393,592
$1.11(3)	8,393,592	24.0%	$9,316,887
$1.50	8,393,592	24.0%	$12,590,388

(1)
Includes the total number of purchase shares which we would have sold under the Purchase Agreement at the corresponding assumed purchase price per share set forth in the adjacent column, which does not include the 487,168 commitment shares previously issued to Lincoln Park. Although the Purchase Agreement provides that we may sell up to $15,000,000 of our common stock to Lincoln Park, we are only registering 8,880,760 shares (including the 487,168 commitment shares previously issued to Lincoln Park) under this prospectus, which may or may not cover all the shares we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering in this offering. If we seek to issue shares of our common stock, including shares from other transactions that may be aggregated with the transactions contemplated by the Purchase Agreement under the applicable rules of The Nasdaq Capital Market, in excess of 5,213,022 shares, or 19.99% of the total common stock outstanding immediately prior to the execution of the Purchase Agreement unless the average price per share exceeds the average of the closing prices of our common stock on The Nasdaq Capital Market for the five business days immediately preceding November 13, 2019 plus an incremental amount, such that issuances and sales of our common stock to Lincoln Park under the Purchase Agreement would be exempt from the Exchange Cap limitation under applicable Nasdaq rules, we may be required to seek stockholder approval to maintain compliance with the rules of The Nasdaq Capital Market.

(2)
The denominator is based on 26,642,279 shares outstanding as of December 27, 2019, which includes (i) 487,168 commitment shares issued to Lincoln Park upon the execution of the Purchase Agreement and (ii) the number of shares set forth in the adjacent column which we would have sold to Lincoln Park, assuming the purchase price in the adjacent column. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column.

(3)
The closing sale price of our shares on December 27, 2019.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling stockholder, Lincoln Park. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be affected in one or more of the following methods:

●
ordinary brokers’ transactions;

●
transactions involving cross or block trades;

●
through brokers, dealers, or underwriters who may act solely as agents;

●
“at the market” into an existing market for the common stock;

●
in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●
in privately negotiated transactions; or

●
any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholder, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the earlier of (i) termination of the Purchase Agreement or (ii) the date that all shares offered by this prospectus have been sold by Lincoln Park.

Our common stock is quoted on The Nasdaq Capital Market under the symbol “AZRX”.

DESCRIPTION OF CAPITAL STOCK

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on April 1, 2019, which is incorporated by reference herein.

General

Our certificate of incorporation, as amended and restated on December 20, 2019 (our “Charter”) authorizes the issuance of up to 150,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

This section describes the general terms of our common stock that we may offer from time to time. For more detailed information, a holder of our common stock should refer to our Charter and our amended and restated Bylaws. A copy of our Charter is filed with the SEC as an exhibit to our Current Report on Form 8-K filed on December 30, 2019, and a copy of our amended and restated Bylaws is filed with the SEC as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2018, each of which is incorporated by reference into the registration statement of which this prospectus forms a part.

As of December 30, 2019, there were 26,642,279 shares of our common stock issued and outstanding, which were held by approximately 105 stockholders of record, approximately 5,338,211 shares of common stock subject to outstanding warrants, 1,887,500 shares of common stock subject to outstanding stock options under our Amended and Restated 2014 Omnibus Equity Incentive Plan and 849,973 issuable upon conversion of outstanding senior convertible notes. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our Charter and Bylaws do not provide for cumulative voting rights.

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “AZRX”.

Transfer Agent

The transfer agent and registrar for our common stock is Colonial Stock Transfer, 66 Exchange Place, 1st Floor, Salt Lake City, Utah 84111, Tel: (801) 355-5740.

Anti-Takeover Effects of Certain Provisions of Delaware Law and of the Company’s Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our Charter and Bylaws discussed below may have the effect of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt. These provisions are expected to encourage persons seeking to acquire control of our company to first negotiate with our Board of Directors. We believe that the benefits of increasing our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Law.

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●
prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

●
at or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

●
any merger or consolidation involving the corporation and the interested stockholder;

●
any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

●
subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●
subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

●
the owner of 15% or more of the outstanding voting stock of the corporation;

●
an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

●
the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our Charter and Bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our Board of Directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Charter and Bylaws.

Provisions of our Charter and Bylaws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Disclosure Law Group, a Professional Corporation, San Diego, California.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the report of Mazars USA LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing. The 2018 and 2017 audited annual consolidated financial statements of AzurRx BioPharma, Inc., as of and for the years ended December 31, 2018 and 2017, have been audited by Mazars USA LLP, independent registered public accounting firm. The audit report dated April 1, 2019 for the 2018 audited annual consolidated financial statements includes an explanatory paragraph which states that certain circumstances raise substantial doubt about our ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith we file annual, quarterly, and other reports, proxy statements and other information with the Commission under the Exchange Act. Such reports, proxy statements and other information, including the Registration Statement, and exhibits and schedules thereto, are available to the public through the Commission’s website at www.sec.gov.

We make available free of charge on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the Commission.

We have filed with the Commission a registration statement under the Securities Act of 1933, as amended, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the Commission at the address listed above, or for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Certain Information by Reference” are also available on our website, www.azurrx.com/investors/regulatory-filings.

We have not incorporated by reference into this prospectus supplement the information on our website, and you should not consider it to be a part of this prospectus supplement.

8,880,760 Shares
Common Stock

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

, 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee.

Amount
SEC Registration Fee		$1,233.41
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Transfer Agent and Registrar fees and expenses		*
Miscellaneous Expenses		*

Total expenses	$	*

* To be provided by amendment.

Amended and Restated Bylaws

Pursuant to our bylaws, our directors and officers will be indemnified to the fullest extent allowed under the laws of the State of Delaware for their actions in their capacity as our directors and officers.

We must indemnify any person made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (“Proceeding”) by reason of the fact that he is or was a director, against judgments, penalties, fines, settlements and reasonable expenses (including attorney’s fees) (“Expenses”) actually and reasonably incurred by him in connection with such Proceeding if: (a) he conducted himself in good faith, and: (i) in the case of conduct in his own official capacity with us, he reasonably believed his conduct to be in our best interests, or (ii) in all other cases, he reasonably believes his conduct to be at least not opposed to our best interests; and (b) in the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful.

We must indemnify any person made a party to any Proceeding by or in the right of us, by reason of the fact that he is or was a director, against reasonable expenses actually incurred by him in connection with such proceeding if he conducted himself in good faith, and: (a) in the case of conduct in his official capacity with us, he reasonably believed his conduct to be in our best interests; or (b) in all other cases, he reasonably believed his conduct to be at least not opposed to our best interests; provided that no such indemnification may be made in respect of any proceeding in which such person shall have been adjudged to be liable to us.

No indemnification will be made by unless authorized in the specific case after a determination that indemnification of the director is permissible in the circumstances because he has met the applicable standard of conduct.

Reasonable expenses incurred by a director who is party to a proceeding may be paid or reimbursed by us in advance of the final disposition of such Proceeding in certain cases.

We have the power to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee, or agent or is or was serving at our request as an officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not we would have the power to indemnify him against such liability under the provisions of the amended and restated bylaws.

Delaware Law

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●
transaction from which the director derives an improper personal benefit;
●
act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●
unlawful payment of dividends or redemption of shares; or
●
breach of a director’s duty of loyalty to the corporation or its stockholders.

Our amended and restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Indemnification Agreements

As permitted by the Delaware General Corporation Law, we have entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of us or any of our affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or preceding that may result in a claim for indemnification.

We have an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities

The information below lists all of the securities sold by us during the past three years which were not registered under the Securities Act and are not otherwise described in the accompanying prospectus:

●
On March 27, 2019, we entered into an Asset Purchase Agreement with Mayoly Spindler, a European pharmaceutical company ("Mayoly"). As partial consideration for this purchase, we issued to Mayoly an aggregate total of 775,931 unregistered shares of our common stock, of which 400,481 shares were issued to Mayoly on March 27, 2019 and the remaining 375,450 shares are currently being held in escrow and will be released to Mayoly in the following installments: (i) 200,240 shares will be released on December 31, 2019 and (ii) 175,210 shares will be released on December 31, 2020.

These securities were issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder, in reliance on the recipient’s status as an “accredited investor” as defined in Rule 501(a) of Regulation D, except for the restricted stock grants which were issued pursuant to Rule 701 or Rule 506.

Item 16.  Exhibits

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference from Exhibit 3.1 filed with Registration Statement on Form S-1, filed July 13, 2016).
3.2	Certificate of Amendment to Certificate of Incorporation of the Registrant (Incorporated by reference from Exhibit 3.1 filed with Current Report on Form 8-K, filed December 30, 2019).
3.3	Amended and Restated Bylaws of the Registrant (Incorporated by reference from Exhibit 3.2 filed with Registration Statement on Form S-1, filed July 13, 2016).
4.1	Form of common stock Certificate (Incorporated by reference from Exhibit 4.1 filed with Amendment No 1. to Registration Statement on Form S-1, filed July 29, 2016).
4.2	Form of Investor Warrant (Incorporated by reference from Exhibit 4.2 filed with Registration Statement on Form S-1, filed July 13, 2016).
4.3	Form of Underwriter Warrant (Incorporated by reference from Exhibit 4.3 filed with Amendment No 1. to Registration Statement on Form S-1, filed July 29, 2016).
4.4	Form of Underwriter Warrant (Incorporated by reference from Exhibit 4.1 filed with Current Report on Form 8-K, filed May 4, 2018).
4.5	Form of Selling Agent Warrant (Incorporated by reference from Exhibit 4.1 filed with Current Report on Form 8-K, filed April 3, 2019).
4.6	Form of Selling Agent Warrant (Incorporated by reference from Exhibit 4.1 filed with Current Report on Form 8-K, filed May 14, 2019).
4.7	Form of Underwriter Warrant (Incorporated by reference from Exhibit 4.1 filed with Current Report on Form 8-K, filed July 22, 2019).
5.1*	Opinion of Disclosure Law Group, a Professional Corporation.
10.1
Stock Purchase Agreement dated May 21, 2014 between the Registrant, Protea Biosciences Group, Inc. and its wholly-owned subsidiary, Protea Biosciences, Inc (Incorporated by reference from Exhibit 10.1 filed with Registration Statement on Form S-1, filed July 13, 2016).

10.2+
Amended and Restated Joint Research and Development Agreement dated January 1, 2014 between the Registrant and Mayoly (Incorporated by reference from Exhibit 10.2 filed with Registration Statement on Form S-1, filed July 13, 2016).

10.3	Amended and Restated AzurRx BioPharma, Inc. 2014 Omnibus Equity Incentive Plan (Incorporated by reference from Exhibit 10.3 filed with Registration Statement on Form S-1, filed July 13, 2016).

10.4	Employment Agreement between the Registrant and Mr. Spoor (Incorporated by reference from Exhibit 10.4 filed with Registration Statement on Form S-1, filed July 13, 2016).
10.5
Securities Purchase Agreement dated April 11, 2017 between the Registrant and Lincoln Park Capital Fund, LLC (Incorporated by reference from Exhibit 10.1 filed with Current Report on Form 8-K, filed April 12, 2017).

10.6
12% Senior Secured Original Issue Discount Convertible Debenture between the Registrant and Lincoln Park Capital Fund, LLC (Incorporated by reference from Exhibit 10.2 filed with Current Report on Form 8-K, filed April 12, 2017).

10.7
Form of Series A Warrant dated April 11, 2017 between the Registrant and Lincoln Park Capital Fund, LLC (Incorporated by reference from Exhibit 10.3 filed with Current Report on Form 8-K, filed April 12, 2017).

10.8
Registration Rights Agreement dated April 11, 2017 between the Registrant and Lincoln Park Capital Fund, LLC (Incorporated by reference from Exhibit 10.4 filed with Current Report on Form 8-K, filed April 12, 2017).

10.9	Form of Securities Purchase Agreement dated June 5, 2017 (Incorporated by reference from Exhibit 10.1 filed with Current Report on Form 8-K, filed June 9, 2017).
10.10	Form of Registration Rights Agreement dated June 5, 2017 (Incorporated by reference from Exhibit 10.2 filed with Current Report on Form 8-K, filed April 12, 2017).
10.11	Form of Series A Warrant, dated June 5, 2017 (Incorporated by reference from Exhibit 10.3 filed with Current Report on Form 8-K, filed June 9, 2017).
10.12	Form of Series A-1 Warrant, dated June 5, 2017 (Incorporated by reference from Exhibit 10.4 filed with Current Report on Form 8-K, filed June 9, 2017).
10.13	Sublicense Agreement dated August 7, 2017 by and between the Registrant and TransChem, Inc. (Incorporated by reference from Exhibit 10.1 filed with Current Report on Form 8-K, filed August 11, 2017).
10.14	Employment Agreement between the Registrant and Mr. Shenouda (Incorporated by reference from Exhibit 10.1 filed with Current Report on Form 8-K, filed October 2, 2017).
10.15
Modification to 12% Senior Secured Original Issue Discount Convertible Debenture, dated November 10, 2017 (Incorporated by reference from Exhibit 10.1 filed with Quarterly Report on Form 10-Q, filed November 13, 2017).

10.16	Form of Exercise Letter (Incorporated by reference from Exhibit 10.1 filed with Current Report on Form 8-K, filed January 5, 2018).
10.17	Form of Partial Exercise Letter (Incorporated by reference from Exhibit 10.2 filed with Current Report on Form 8-K, filed January 5, 2018).
10.18
Asset Sale and Purchase Agreement, dated December 7, 2018, by and between Protea Biosciences Group, Inc., Protea Biosciences, Inc. and AzurRx Biopharma, Inc. (Incorporated by reference from Exhibit 10.1 filed with Current Report on Form 8-K, filed December 13, 2018).

10.19	Note Purchase Agreement, dated February 14, 2019 (Incorporated by reference from Exhibit 10.1 filed with Current Report on Form 8-K, filed February 20, 2019).
10.20	Senior Convertible Note A, dated February 14, 2019 (Incorporated by reference from Exhibit 10.2 filed with Current Report on Form 8-K, filed February 20, 2019).
10.21	Senior Convertible Note B, dated February 14, 2019 (Incorporated by reference from Exhibit 10.3 filed with Current Report on Form 8-K, filed February 20, 2019).
10.22	Pledge Agreement, dated February 14, 2019 (Incorporated by reference from Exhibit 10.4 filed with Current Report on Form 8-K, filed February 20, 2019).
10.23	Warrant Amendment, dated February 14, 2019 (Incorporated by reference from Exhibit 10.5 filed with Current Report on Form 8-K, filed February 20, 2019).
10.24	Registration Rights Agreement, dated February 14, 2019 (Incorporated by reference from Exhibit 10.6 filed with Current Report on Form 8-K, filed February 20, 2019).
10.25#
Asset Purchase Agreement, by and between AzurRx BioPharma, Inc., AzurRx BioPharma SAS and Laboratories Mayoly Spindler SAS, dated March 27, 2019 (Incorporated by reference from Exhibit 10.25 filed with Annual Report on Form 10-K, filed April 1, 2019).

10.26#
Patent License Agreement, by and between AzurRx BioPharma, Inc. and Laboratories Mayoly Spindler SAS, dated March 27, 2019 (Incorporated by reference from Exhibit 10.26 filed with Annual Report on Form 10-K, filed April 1, 2019).

10.27
Selling Agent Agreement, by and between AzurRx BioPharma, Inc. and Alexander Capital, L.P., dated April 1, 2019 (Incorporated by reference from Exhibit 10.1 filed with Current Report on Form 8-K, filed April 3, 2019).

10.28
Selling Agent Agreement, by and between AzurRx BioPharma, Inc. and Alexander Capital, L.P., dated May 9, 2019 (Incorporated by reference from Exhibit 10.1 filed with Current Report on Form 8-K, filed May 14, 2019).

10.29	Employment Agreement between the Registrant and Mr. Sapirstein (Incorporated by reference from Exhibit 10.1 filed with Current Report on Form 8-K, filed October 11, 2019).
10.30	Securities Purchase Agreement, dated November 13, 2019 (Incorporated by reference from Exhibit 10.1 filed with Current Report on Form 8-K, filed November 14, 2019).
10.31	Registration Rights Agreement, dated November 13, 2019 (Incorporated by reference from Exhibit 10.2 filed with Current Report on Form 8-K, filed November 14, 2019).
10.32	Form of Note Purchase Agreement (Incorporated by reference from Exhibit 10.1 filed with Current Report on Form 8-K, filed December 30, 2019).
10.33	Form of Senior Convertible Promissory Note (Incorporated by reference from Exhibit 10.2 filed with Current Report on Form 8-K, filed December 30, 2019).
10.34	Form of Warrant (Incorporated by reference from Exhibit 10.3 filed with Current Report on Form 8-K, filed December 30, 2019).
10.35	Form of Registration Rights Agreement (Incorporated by reference from Exhibit 10.4 filed with Current Report on Form 8-K, filed December 30, 2019).
14.1
Code of Ethics of AzurRx BioPharma, Inc. Applicable To Directors, Officers And Employees (Incorporated by reference from Exhibit 14.1 filed with Registration Statement on Form S-1, filed July 13, 2016).

21.1	Subsidiaries of the Registrant (Incorporated by reference from Exhibit 21.1 filed with Registration Statement on Form S-1, filed July 13, 2016).
23.1*	Consent of Disclosure Law Group, a Professional Corporation (included in Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm – Mazars USA LLP, filed herewith.
24	Power of Attorney (located on signature page).

*	To be filed by amendment.
+	Confidential treatment has been granted with respect to portions of this exhibit.
#
Certain portions of this exhibit (indicated by “[*****]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

Item 17.  Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brooklyn, New York on December 31, 2019.

AZURRX BIOPHARMA, INC.
December 31, 2019	By: /s/ James Sapirstein Name: James Sapirstein Title: President and Chief Executive Officer (Principal Executive Officer, Principal Financial and Principal Accounting Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James Sapirstein as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his or her name, place, and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ James Sapirstein	President, Chief Executive Officer and Director	December 31, 2019
James Sapirstein	(Principal Executive Officer, Principal Financial and Principal Accounting Officer)

/s/ Edward J. Borkowski	Chair of the Board of Directors	December 31, 2019
Edward J. Borkowski

/s/ Charles Casamento	Director	December 31, 2019
Charles Casamento

/s/ Alastair Riddell	Director	December 31, 2019
Alastair Riddell

/s/ Vern Lee Schramm	Director	December 31, 2019
Vern Lee Schramm

/s/ Johan (Thijs) M. Spoor	Director	December 31, 2019
Johan (Thijs) M. Spoor